Exhibit (a)(13)

TRUSTEE AUTHORIZATION TO ESTABLISH
ADDITIONAL SERIES OF SHARES
OF THE TIAA-CREF FUNDS

          In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its May 17, 2011 meeting, the undersigned Trustees of the Trust hereby establish the following additional separate and distinct series of shares of the Trust:

Global Natural Resources Fund

          Furthermore, this new series shall be authorized to issue shares in four different share class designations: Institutional Class, Retirement Class, Premier Class and Retail Class.

          IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 17th day of May, 2011.

/s/ Forrest Berkley	/s/ Nancy L. Jacob

Forrest Berkley	Nancy L. Jacob

/s/ Nancy A. Eckl	/s/ Bridget A. Macaskill

Nancy A. Eckl	Bridget A. Macaskill

/s/ James M. Poterba	/s/ Michael A. Forrester

James M. Poterba	Michael A. Forrester

/s/ Maceo K. Sloan	/s/ Howell E. Jackson

Maceo K. Sloan	Howell E. Jackson

/s/ Laura T. Starks

Laura T. Starks